PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 19 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated February 21, 1997                                  Dated March 12, 1997
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
                     Callable Floating Rate Notes Due 2002

                                 -------------

               The Global Medium-Term Notes, Series D (Callable Floating Rate Notes Due 2002) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable, in whole or in part, at the option of Morgan Stanley Group Inc. (the "Company") at par on the Interest Payment Date in April 1999 and on each Interest Payment Date thereafter, with 30 to 60 calendar days notice, and also under the circumstances described under "Description of Notes--

Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--

Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:  Pound Sterling200,000,000

MATURITY DATE:  April 2, 2002

SETTLEMENT AND DATE OF ISSUANCE:  April 3, 1997

INTEREST ACCRUAL DATE:  April 3, 1997

ISSUE PRICE:  99.87%

SPECIFIED CURRENCY:  U.K. Sterling

REDEMPTION DATES:  Redeemable, in whole or in part, at the option of the
                   Company upon 30 to 60 calendar days notice on the Interest Payment Date in April 1999 and on each Interest Payment Date thereafter

REDEMPTION PERCENTAGE:  100%

ANNUAL REDEMPTION PERCENTAGE REDUCTION:  N/A

OPTIONAL REPAYMENT DATE(S):  N/A

TOTAL AMOUNT OF OID:  None

ORIGINAL YIELD TO MATURITY:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

OTHER PROVISIONS:  Interest will be calculated on an actual/actual day basis.

                   Notes in permanent bearer form may be exchanged for definitive bearer notes, in whole but not in part, (i) at the option of the holder upon 30 days' written notice, (ii) in the event any depositary for the Notes ceases to operate as a clearing agency or (iii) in the event of a default in respect of the Notes.

BASE RATE:  LIBOR

SPREAD (PLUS OR MINUS):  Plus 0.15% per annum

SPREAD MULTIPLIER:  N/A

ALTERNATE RATE EVENT SPREAD:  N/A

INDEX CURRENCY:  U.K. Sterling

INDEX MATURITY:  3 Months

MAXIMUM INTEREST RATE:  N/A

MINIMUM INTEREST RATE:  N/A

INITIAL INTEREST RATE:  To be determined on the date of issuance

INITIAL INTEREST RESET DATE:  The Interest Payment Date next succeeding April
                              3, 1997

INTEREST RESET DATES:  Each Interest Payment Date



INTEREST RESET PERIODS:  The period from and including an Interest Payment
                         Date to but excluding the immediately succeeding Interest Payment Date

INTEREST PAYMENT DATES:  Interest will be payable quarterly in arrears on each day (each an "Interest Payment Date") that corresponds numerically to the preceding Interest Payment Date (or in the case of the first Interest Payment Date, the Date of Issuance) in the calendar month that is three months after the previous Interest Payment Date (or in the case of the first Interest Payment Date, the Date of Issuance) or if there is not any such numerically corresponding date in such calendar month, the Interest Payment Date shall be the last day that is a Business Day in that month. In either case, if such date is not a Business Day then the Interest Payment Date will be the next day which is a Business Day unless it would thereby fall into the next calendar month in which case it will be brought forward to the first preceding Business Day. If any Interest Payment Date falls on the last Business Day of any month, each subsequent Interest Payment Date shall be the last Business Day of the relevant month. Notwithstanding the above, the final Interest Payment Date shall be April 2, 2002.

REFERENCE SCREEN:  TELERATE 3750

CALCULATION AGENT:  The Chase Manhattan Bank (London branch)

DENOMINATIONS:  Pound Sterling100,000

COMMON CODE:  7486073

ISIN:  XS0074860734


               The Company has agreed to sell, and the underwriters named below (the "Managers") have agreed to purchase, severally but not jointly,the principal amount of Notes set forth opposite their respective names below at a net price of 99.62% which Notes were reoffered at a price of 99.87%. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of .05% and a combined management and underwriting commission of
 .20% of the principal amount of the Notes. The Managers propose to offer the Notes directly to investors initially at the issue price set forth on the
cover page hereof.   After the initial offering of the Notes, the offering
price and other selling terms may from time to time be varied by the Managers.

Name                                                                                 Principal Amount of Notes
----                                                                                 -------------------------
Morgan Stanley & Co. International Limited...................................        Pound Sterling144,000,000
Dean Witter International Ltd................................................                       20,000,000
ABN AMRO Bank N.V............................................................                        3,000,000
Barclays de Zoete Wedd Limited...............................................                        3,000,000
Bear, Stearns International Limited..........................................                        3,000,000
Kleinwort Benson Limited.....................................................                        3,000,000
Midland Bank plc.............................................................                        3,000,000
NatWest Capital Markets Limited (as agent for National
 Westminster Bank Plc).......................................................                        3,000,000
PaineWebber International (U.K.) Ltd.........................................                        3,000,000
Sanwa International plc......................................................                        3,000,000
Societe Generale.............................................................                        3,000,000
Swiss Bank Corporation.......................................................                        3,000,000
Tokyo-Mitsubishi International plc...........................................                        3,000,000
UBS Limited..................................................................                        3,000,000
                                                                                     -------------------------
                 Total.......................................................        Pound Sterling200,000,000
                                                                                     =========================

               Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

MORGAN STANLEY & CO.                             DEAN WITTER INTERNATIONAL Ltd
                                International

ABN AMRO HOARE GOVETT                           BARCLAYS DE ZOETE WEDD LIMITED
BEAR, STEARNS INTERNATIONAL LIMITED                  DRESDNER KLEINWORT BENSON
HSBC MARKETS                                                   NATWEST MARKETS
PAINEWEBBER INTERNATIONAL (U.K.) LTD.                  SANWA INTERNATIONAL PLC
SOCIETE GENERALE                                                   SBC WARBURG

TOKYO-MITSUBISHI INTERNATIONAL PLC
A DIVISION OF SWISS BANK CORPORATION
                                                                   UBS LIMITED